Exhibit 5.2

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

January 19, 2024

C3is Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re:	Securities Registered under Registration Statement on Form F-1

We have acted as counsel to you in connection with your filing of (1) a Registration Statement on Form F-1 (as amended or supplemented, the “Initial Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and (2) a second Registration Statement on Form F-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”) relating to the registration of the offering by C3is Inc., a Marshall Islands corporation (the “Company”), of units (the “Units”) of the Company, each Unit consisting of (i) one share of common stock, par value $0.01 per share (the “Common Stock”) of the Company, or one pre-funded warrant to purchase one share of Common Stock at an exercise price equal to $0.01 per share (collectively, the “Unit Pre-Funded Warrants”), (ii) one half of a Class B-1 warrant to purchase one share of Common Stock (the “Class B-1 Warrants”), and (iii) one Class B-2 warrant to purchase one share of Common Stock (the “Class B-2 Warrants”, and together with the Class B-1 Warrants, the “Unit Class B Warrants”), and additional shares of Common Stock and/or pre-funded warrants (together with the Unit Pre-Funded Warrants, the “Pre-Funded Warrants”), and/or additional Class B-1 Warrants and/or Class B-2 Warrants (collectively, the “Additional Class B Warrants,” and together with the Unit Class B Warrants and Pre-Funded Warrants, the “Warrants”) which may be sold pursuant to an option granted to the underwriters by the Company to purchase additional securities. The Units and Warrants (together, the “Securities”) are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the laws of the State of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) the Warrants and the warrant agreements will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant), then outstanding, will not exceed the total number of authorized shares of Common Stock available for issuance under the Company’s organizational documents as then in effect (the “Charter”).

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Securities have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company in accordance with their terms.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the 462(b) Registration Statement and to the references to our firm under the caption “Legal Matters” in the Initial Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP